Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Lisa Martin (713) 309-4890

Investors	– Doug Pike (713) 309-7141

Lyondell Announces Cash Tender Offer And Consent Solicitation for Its

9.625% Senior Notes Due 2007

HOUSTON (Sept. 5, 2006) – Lyondell Chemical Company (NYSE: LYO) today announced that it has commenced a cash tender offer (the “Offer”) for all of its outstanding $849,160,000 aggregate principal amount of its 9.625%, Series A, Senior Secured Notes due 2007 (CUSIP No. 552078AL1) (“Notes”). In conjunction with the Offer, Lyondell is soliciting consents from holders of Notes (the “Consent Solicitation”) to effect certain proposed amendments to the indenture governing the Notes, including the elimination of substantially all the restrictive covenants, certain events of default, and certain other provisions. Lyondell intends to fund the Offer with proceeds from a financing transaction.

The Offer will expire at midnight EDT on Monday, Oct. 2, 2006, unless extended or earlier terminated by Lyondell (the “Expiration Date”). The Consent Solicitation will expire at 5 p.m. EDT on Monday, Sept. 18, 2006, unless extended (the “Consent Payment Deadline”). Holders who validly tender Notes pursuant to the Offer will be deemed to have validly delivered consents related to such Notes. Tendered Notes may not be withdrawn, and consents may not be revoked, after 5 p.m. EDT on Monday, Sept. 18, 2006.

The total consideration per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Consent Payment Deadline will consist of (a) the present value on the Initial Payment Date (as defined below) of (x) the repayment price of $1,000 at the maturity date of May 1, 2007 (the “Maturity Date”) plus (y) the amount of interest that would accrue from the last date on which interest has been paid to the Maturity Date minus (b) accrued and unpaid interest from the last date on which interest has been paid up to, but not including, the Initial Payment Date. The discount rate for calculating the present value is based on a fixed spread of 50 basis points over the yield on the Price Determination Date (as described below) of the 3.625% U.S. Treasury Note due April 30, 2007.

The total consideration includes a consent payment of $30 per $1,000 principal amount of Notes to holders who validly tender Notes, and thereby validly deliver consents related to such Notes, at or prior to the Consent Payment Deadline. No consent payment will be made with respect to Notes tendered after the Consent Payment Deadline. In addition, accrued and unpaid interest from the last interest payment date to, but not including, the applicable payment date will be paid on all validly tendered and accepted Notes.

The total consideration will be calculated at 2 p.m. EDT on Monday, Sept. 18, 2006 (the “Price Determination Date”) unless the Offer is extended. Holders whose Notes are validly tendered by the Consent Payment Deadline and accepted for purchase will receive payments on or about Wednesday, Sept. 20, 2006 (the “Initial Payment Date”). Holders whose Notes are validly tendered after the Consent Payment Deadline and accepted for purchase will receive payments promptly after the Expiration Date.

Lyondell’s obligation to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the Offer and the Consent Solicitation is subject to the satisfaction or waiver of certain conditions, including the receipt of consents with respect to a majority in aggregate principal amount of outstanding Notes and the securing of sufficient financing for the purchase of Notes and related fees and expenses. The complete terms and conditions of the Offer and the Consent Solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement dated Sept. 5, 2006 (the “Offer and Consent Statement”), which is being sent to holders of Notes. Holders are urged to read the Offer and Consent Statement and related materials carefully.

J.P. Morgan Securities Inc. is the exclusive dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the Offer and the Consent Solicitation may be directed to J.P. Morgan Securities Inc. at 212-270-7407 or 800-245-8812 (U.S. toll-free). Copies of the Offer and Consent Statement and related materials may be obtained from the Information Agent, D.F. King & Co., Inc., at 800-758-5378 (U.S. toll-free) and 212-269-5550 (collect).

This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to, any securities. The Offer and the Consent Solicitation are being made solely pursuant the Offer and Consent Statement and related materials.

# # #

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s plans, objectives, expectations and intentions and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

SOURCE: Lyondell Chemical Company